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                                                                     EXHIBIT 5.1

                                Latham & Watkins
                       505 Montgomery Street, Suite 1900
                        San Francisco, California 94111
                                 (415)391-0600

                                  March 8, 2002


Advanced Micro Devices, Inc.
One AMD Place
Sunnyvale, California 94086

     Re:  Advanced Micro Devices, Inc.
          $500,000,000 Aggregate Principal Amount of
          4.75% Convertible Senior Debentures Due 2022
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Ladies and Gentlemen:

     In connection with the registration of $500,000,000 aggregate principal amount of 4.75% Convertible Senior Debentures Due 2022 by Advanced Micro Devices, Inc., a Delaware corporation (the "Company"), under the Securities Act
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of 1933, as amended, on Form S-3 filed with the Securities and Exchange
Commission on March 8, 2002 (the "Registration Statement"), you have requested
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our opinion with respect to the matters set forth below. The Debentures have been issued pursuant to an indenture dated January 29, 2002 (the "Indenture") by
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and between the Company and the Bank of New York, as trustee (the "Trustee").
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Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Debentures. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

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LATHAM & WATKINS
Advanced Micro Devices, Inc.
March 8, 2002
Page 2

     1. The Debentures have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The shares of the Company's common stock issuable upon conversion of the Debentures have been duly authorized, and when issued upon conversion of the Debentures in accordance with the terms of the Indenture and the Debentures, will be validly issued, fully paid and nonassessable.

     The opinions rendered in paragraph 1 relating to the enforceability of the Debentures are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 5.15 of the Indenture; and (iv) we express no opinion with respect to whether acceleration of the Debentures may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

     We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Debentures of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

     To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                    Very truly yours,

                                    /s/ Latham & Watkins